Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS SECOND QUARTER 2024 RESULTS,
ANNOUNCES $0.18 PER SHARE DIVIDEND

●	Revenues of $2.0 billion, net income of $78.7 million
●	Earnings per diluted share of $0.97
●	Challenging market conditions impact aftermarket sales and overall financial performance
●	Absorption ratio 134%
●	Board declares cash dividend of $0.18 per share of Class A and Class B common stock, a 5.9% increase over prior quarter

SAN ANTONIO, Texas, July 31, 2024 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2024, the Company achieved revenues of $2.027 billion and net income of $78.7 million, or $0.97 per diluted share, compared with revenues of $2.003 billion and net income of $98.3 million, or $1.17 per diluted share, in the quarter ended June 30, 2023. Additionally, the Company’s Board of Directors declared a cash dividend of $0.18 per share of Class A and Class B Common Stock, to be paid on September 10, 2024, to all shareholders of record as of August 13, 2024.

“Despite persistent market challenges, including weak demand for Class 8 trucks and aftermarket parts and services due to the lingering freight recession and high interest rates, we are pleased with our financial performance in the second quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer, and President of Rush Enterprises. “Although low freight rates continue to plague over-the-road carriers, our largest customer segment, we are experiencing continued strength in certain other key customer segments, including the public sector and vocational segments, which positively impacted our Class 8 truck sales revenues. Class 4-7 commercial vehicle sales remained steady, and we executed well on our used truck pricing and inventory strategies,” he continued. “However, along with the rest of the industry, we experienced a decrease in demand for aftermarket parts and services during the quarter, which negatively impacted our aftermarket results. Due to our diverse customer base and continued focus on our strategic initiatives, we believe we kept pace with the market from a parts sales perspective and outperformed the industry with respect to our service sales,” he added.

“Our Board of Directors approved a $0.01 increase in our quarterly cash dividend, our eighth increase since we announced our intent to begin paying a quarterly cash dividend in July 2018 as part of our capital allocation strategy. This dividend increase represents a 5.9% increase over our prior quarterly dividend and is further evidence of our intent to increase the dividend on an annual basis, although future declarations of dividends are subject to approval by the Company’s Board of Directors and may be adjusted as business needs or market conditions change. In addition, the dividend increase also reflects our continuing ability to return value to our shareholders while also investing in our Company’s future,” explained Rush.

“Looking ahead, we expect the freight recession to continue through the remainder of the year, although we are hopeful that freight rates may have bottomed out. However, we do not anticipate a meaningful recovery in freight rates until 2025 and we expect difficult operating conditions to continue for the near term. In the third quarter, we expect new Class 8 truck sales to soften compared to the second quarter, but we expect Class 4-7 commercial vehicle sales to remain steady, and we believe that our commercial vehicle sales will keep pace with, if not outperform, the market. I have confidence in our professional salesforce and believe we are well positioned to take advantage of all sales opportunities that we uncover,” Rush said. “Also, in anticipation of the softening market, in the second quarter we made some very responsible reductions to our operating expenses across the company to help mitigate the expected decrease in revenues. These expense reductions, combined with the strategic decisions we made several years ago to diversify our customer base and focus on supporting large national accounts, will help us manage this challenging market cycle,” he added.

“This is a cyclical industry that has experienced downturns many times before. However, that makes it no less challenging for our employees to navigate this difficult market. Expense reductions often mean our employees are asked to do more with fewer resources. So, I particularly want to acknowledge their efforts throughout the quarter and sincerely thank them for providing best-in-class service to our customers while staying focused on operating efficiently,” said Rush.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 60.0% of the Company’s total gross profit in the second quarter of 2024, with parts, service and collision center revenues totaling $627.4 million, down 3.6% compared to the second quarter of 2023. The Company achieved a quarterly absorption ratio of 134.0% in the second quarter of 2024, compared to 139.7% in the second quarter of 2023.

“In the second quarter, our aftermarket results were down slightly year-over-year. As previously noted, the freight recession, as well as continued high interest rates are still negatively impacting over-the-road customers. That said, these difficult operating conditions are having an outsized effect on smaller operators, and we continue to see them exit the market. In the long term, that will play to the strengths of our organization and our strategic focus on supporting larger national accounts. Challenging economic conditions also led to decreased aftermarket demand from our wholesale, independent parts distributor and energy customers. On a brighter note, we experienced healthy year-over-year growth from our vocational, public sector and medium-duty customers,” he said.

“As we look toward the third quarter, we expect demand for aftermarket parts and services to remain steady, and we believe our third quarter results will be consistent with our second quarter performance. Although we do not expect market conditions to improve significantly in the third quarter, we are committed to leveraging the foundational tools and processes that we have put in place over the last few years through the execution of our strategic initiatives. We believe that these tools and processes will increase our efficiency and provide enhanced service to our customers, which I am confident will allow us to continue to outperform the industry,” Rush added.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 58,991 units in the second quarter of 2024, down 18.6% over the same period last year, according to ACT Research. The Company sold 4,128 new Class 8 trucks in the second quarter, a decrease of 4.0% compared to the second quarter of 2023, which accounted for 6.8% of the new U.S. Class 8 truck market and 1.7% of the new Canada Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 228,700 units in 2024, a 15.8% decrease compared to 2023.

“After the production shortages of the last few years, which caused pent-up demand, new Class 8 truck demand has slowed significantly. Additionally, the sluggish industry conditions previously mentioned continue to negatively impact over-the-road customers. However, we did experience healthy sales growth in the second quarter, compared to the first quarter. This was primarily due to the timing of deliveries to some large customers and continued strong demand from vocational fleets. We expect vocational sales to remain strong in the third quarter,” Rush said.

“As we look toward the remainder of the year, we expect the current freight recession to persist and Class 8 truck demand to soften further, resulting in a decrease in Class 8 trucks sales in the third quarter. We also expect truck pricing to become more competitive in the second half of the year. However, we believe that we are well prepared to perform in a more competitive environment and we anticipate our sales will be in line with the market. In addition, it is worth noting that we have not seen any significant pre-buy activity related to 2027 emissions regulations, and we do not expect that to begin until 2025,” he added.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 63,534 units in the second quarter of 2024, down 3.0% over the same period last year, according to ACT Research. The Company sold 3,691 Class 4 through 7 medium-duty commercial vehicles in the second quarter, an increase of 6.2% compared to the second quarter of 2023, which accounted for 5.7% of the total new U.S. Class 4 through 7 commercial vehicle market and 2.4% of the new Canada Class 5 through 7 commercial vehicle market. ACT Research forecasts U.S. retail sales for new Class 4 through 7 commercial vehicles to be approximately 262,000 units in 2024, a 3.7% increase compared to 2023.

“Demand from medium-duty customers remained healthy in the second quarter. Class 4-7 commercial vehicle production continues to increase, and delivery lead times have improved. Our Class 4-7 commercial vehicle sales were broad-based, across industry segments, and we were pleased to outpace the market in the second quarter. However, we continue to monitor delays at body manufacturers that could impact deliveries to customers going forward,” Rush said.

“Looking forward, we recognize that we are in an election year, which is a time when many customers take a wait-and-see approach to capital expenditures. We are closely watching various economic factors that could impact consumer spending and lead to a decrease in Class 4-7 commercial vehicle demand. However, at this time, we anticipate that our third quarter Class 4-7 commercial vehicle sales will be consistent with our second quarter results,” he said.

The company sold 1,723 used commercial vehicles in the second quarter of 2024, a 7.8% decrease compared to the second quarter of 2023. “Class 8 used truck demand remained weak in the quarter due to the low freight rate environment, more readily available new truck alternatives and high interest rates. However, we believe that the rate of used truck depreciation is slowing. We executed well on our used truck strategies during the second quarter while keeping our inventory levels low, and we believe we are well positioned for the second half of the year, and we expect our third quarter performance to be on par with our second quarter results,” Rush said.

Leasing and Rental

Rush Truck Leasing operates 56 PacLease and Idealease franchises across the United States and Canada, with more than 9,900 trucks in its lease and rental fleet and more than 2,200 trucks under contract maintenance agreements. Lease and rental revenue decreased 1% in the second quarter of 2024 compared to the second quarter of 2023, primarily due to a decrease in rental utilization. “While our rental utilization rate was down compared to the second quarter of 2023, it began to increase during the second quarter. In addition, the age of our lease and rental fleet continues to decrease, which translates to lower operating costs. Because of these factors, we believe that our results from our lease and rental operations will remain solid for the remainder of 2024,” Rush said.

Financial Highlights

In the second quarter of 2024, the Company’s gross revenues totaled $2.027 billion, a 1.2% increase from $2.003 billion in the second quarter of 2023. Net income for the quarter was $78.7 million, or $0.97 per diluted share, compared to net income of $98.3 million, or $1.17 per diluted share, in the quarter ended June 30, 2023.

Aftermarket products and services revenues were $627.4 million in the second quarter of 2024, compared to $651.1 million in the second quarter of 2023. The Company delivered 4,128 new heavy-duty trucks, 3,691 new medium-duty commercial vehicles, 537 new light-duty commercial vehicles and 1,723 used commercial vehicles during the second quarter of 2024, compared to 4,300 new heavy-duty trucks, 3,477 new medium-duty commercial vehicles, 452 new light-duty commercial vehicles and 1,869 used commercial vehicles during the second quarter of 2023.

During the second quarter of 2024, the Company repurchased $4.0 million of its common stock pursuant to its stock repurchase plan and has repurchased a total of $77.2 million of the $150.0 million that was authorized by the board of directors. In addition, the Company paid a cash dividend of $13.5 million during the second quarter.

“Despite the ongoing economic challenges our industry experienced in the second quarter, we are proud of our overall performance and our ability to continue returning value to our shareholders through our eighth quarterly dividend increase. We remain committed to our long-term strategic initiatives and are confident that we will successfully navigate this difficult market cycle,” Rush said.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter of 2024 on Thursday, August 1, 2024, at 10:00 a.m. Eastern/9:00 a.m. Central. The call can be heard live via the Internet at http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://register.vevent.com/register/BIa133312289504836aed447e6b6519c9f

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at http://investor.rushenterprises.com/events.cfm.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts s and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2023. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$167,266	$183,725
Accounts receivable, net	286,848	259,353
Note receivable, affiliate	6,035
Inventories, net	1,894,214	1,801,447
Prepaid expenses and other	23,338	15,779
Total current assets	2,377,701	2,260,304
Property and equipment, net	1,522,808	1,488,086
Operating lease right-of-use assets, net	115,503	120,162
Goodwill, net	419,303	420,708
Other assets, net	71,211	74,981
Total assets	$4,506,526	$4,364,241

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,226,651	$1,139,744
Current maturities of finance lease obligations	40,076	36,119
Current maturities of operating lease obligations	16,084	17,438
Trade accounts payable	166,630	162,134
Customer deposits	95,835	145,326
Accrued expenses	152,625	172,549
Total current liabilities	1,697,901	1,673,310
Long-term debt, net of current maturities	396,562	414,002
Finance lease obligations, net of current maturities	97,134	97,617
Operating lease obligations, net of current maturities	101,510	104,514
Other long-term liabilities	29,586	24,811
Deferred income taxes, net	160,899	159,571
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2024 and 2023	–	–
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 61,869,093 Class A shares and 16,700,392 Class B shares outstanding in 2024; and 61,461,281 Class A shares and 16,364,158 Class B shares outstanding in 2023	816	806
Additional paid-in capital	563,604	542,046
Treasury stock, at cost: 1,298,522 Class A shares and 1,746,047 Class B shares in 2024; and 1,092,142 Class A shares and 1,731,157 Class B shares in 2023	(129,415)	(119,835)
Retained earnings	1,573,316	1,450,025
Accumulated other comprehensive income (loss)	(4,927)	(2,163)
Total Rush Enterprises, Inc. shareholders’ equity	2,003,394	1,870,879
Noncontrolling interest	19,540	19,537
Total shareholders’ equity	2,022,934	1,890,416
Total liabilities and shareholders’ equity	$4,506,526	$4,364,241

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenues
New and used commercial vehicle sales	$1,300,308	$1,250,794	$2,423,627	$2,412,519
Parts and service sales	627,431	651,130	1,276,627	1,299,356
Lease and rental	87,646	88,549	175,567	175,215
Finance and insurance	5,937	6,189	11,331	12,760
Other	5,706	6,390	11,875	14,969
Total revenue	2,027,028	2,003,052	3,899,027	3,914,819
Cost of products sold
New and used commercial vehicle sales	1,179,819	1,124,339	2,185,919	2,174,704
Parts and service sales	392,133	403,351	804,387	805,506
Lease and rental	62,687	61,514	126,457	121,992
Total cost of products sold	1,634,639	1,589,204	3,116,763	3,102,202
Gross profit	392,389	413,848	782,264	812,617
Selling, general and administrative expense	251,368	256,691	515,033	513,499
Depreciation and amortization expense	16,492	14,545	32,242	28,859
Gain (loss) on sale of assets	(48)	247	102	376
Operating income	124,481	142,859	235,091	270,635
Other income (expense)	44	(96)	221	2,251
Interest expense (income), net	19,464	12,238	37,437	23,221
Income before taxes	105,061	130,525	197,875	249,665
Provision for income taxes	26,278	32,001	47,603	60,351
Net income	78,783	98,524	150,272	189,314
Less: Net income attributable to noncontrolling Interests	122	249	3	584
Net income attributable to Rush Enterprises, Inc.	$78,661	$98,275	$150,269	$188,730

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$1.01	$1.20	$1.91	$2.31
Diluted	$0.97	$1.17	$1.84	$2.23

Weighted average shares outstanding:
Basic	78,270	81,690	78,706	81,926
Diluted	80,778	84,156	81,467	84,501

Dividends declared per common share	$0.17	$0.14	$0.34	$0.28

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	June 30, 2024	June 30, 2023
New heavy-duty vehicles	$789,189	$773,833
New medium-duty vehicles (including bus sales revenue)	388,817	332,770
New light-duty vehicles	32,778	26,946
Used vehicles	80,360	107,735
Other vehicles	9,164	9,510

Absorption Ratio	134.0%	139.7%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2024	June 30, 2023
Floor plan notes payable	$1,226,651	$1,125,373
Current maturities of finance lease obligations	40,076	34,605
Long-term debt, net of current maturities	396,562	245,277
Finance lease obligations, net of current maturities	97,134	102,227
Total Debt (GAAP)	1,760,423	1,507,482
Adjustments:
Debt related to lease & rental fleet	(529,736)	(377,927)
Floor plan notes payable	(1,226,651)	(1,125,373)
Adjusted Total Debt (Non-GAAP)	4,036	4,182
Adjustment:
Cash and cash equivalents	(167,266)	(191,897)
Adjusted Net Debt (Cash) (Non-GAAP)	$(163,230)	$(187,715)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2024	June 30, 2023
Net Income attributable to Rush Enterprises, Inc. (GAAP)	$308,594	$377,432
Provision for income taxes	101,252	120,187
Interest expense	67,133	37,958
Depreciation and amortization	63,213	56,940
(Gain) on sale of assets	(569)	(2,607)
EBITDA (Non-GAAP)	539,623	589,910
Adjustments:
Interest expense associated with FPNP and L&RFD	(68,283)	(38,645)
Adjusted EBITDA (Non-GAAP)	$471,430	$551,265

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2024	June 30, 2023
Net cash provided by operations (GAAP)	$297,562	$350,566
Acquisition of property and equipment	(355,742)	(321,834)
Free cash flow (Non-GAAP)	(58,180)	28,732
Adjustments:
Draws on floor plan financing, net	102,889	274,425
Acquisitions of L&RF assets	250,925	236,976
Non-maintenance capital expenditures	27,908	24,358
Adjusted Free Cash Flow (Non-GAAP)	$323,542	$564,491

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment (iii) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2024	June 30, 2023
Total Rush Enterprises, Inc. Shareholders' equity (GAAP)	$2,003,461	$1,868,170
Adjusted net debt (cash) (Non-GAAP)	(163,230)	(187,715)
Adjusted Invested Capital (Non-GAAP)	$1,840,231	$1,680,455

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.